Exhibit 99

Farmers & Merchants Bancorp
Announces Increase in the Year-End Cash Dividend

The Board of Directors of Farmers & Merchants Bancorp (OTCQX: FMCB), a bank holding company headquartered in Lodi, California, declared a year-end cash dividend of $7.50 per share of common stock, an increase of 4.90% over the cash dividend declared in November of 2019. The cash dividend will be paid on January 2, 2021, to shareholders of record on December 9, 2020. Cash dividend payments declared over the past year total $14.75 per share.

Kent A. Steinwert, Chairman, President and Chief Executive Officer stated, “We are pleased that Farmers & Merchants Bancorp’s record third quarter and year-to-date 2020 financial performance allowed for increasing the cash dividend while still providing a level of capital retention that supports the Company’s growth plans. Although the low market interest rates and economic slowdown caused by the COVID-19 health crisis are negatively impacting the performance of many financial institutions, we remain cautiously optimistic about the outlook for Farmers & Merchants Bancorp’s financial results in the remainder of 2020. This year marks the 86th consecutive year that Farmers & Merchants Bancorp has paid cash dividends and the 56th consecutive year dividends have been increased. As a result of the reliability of our cash dividends over many decades, we remain a member of a select group of only 30 publicly traded companies referred to as Dividend Kings.”

Farmers & Merchants Bancorp earned record net income of $14.8 million in the third quarter of 2020 and $43.2 million for the nine months ending September 30, 2020, representing increases of 7.8% and 4.5% over the same periods the prior year. Earnings per share of common stock outstanding for the third quarter were $18.66, up from $17.45 in the third quarter of 2019, and for the nine-month period were $54.49, up from $52.64 the prior year. Additionally, the Company’s net income over the trailing twelve months was $57.9 million ($73.03 per share as reported), as compared to $54.4 million for the same period in the prior year. Return on average assets for the third quarter was 1.40%, and for the nine months was 1.44%, and return on average equity was 14.40% for the third quarter and 14.54% for the nine months. Total assets at quarter-end were $4.3 billion, up 20.5% from the third quarter of 2019. As of September 30, 2020 the Company’s credit quality remained strong, with only $498,000 of non-performing loans and leases and a very low delinquency ratio of .04%.

The Company’s tier 1 leverage capital ratio was 9.5% at September 30, 2020, and the total capital ratio was 13.12%, resulting in the highest possible regulatory classification of “well capitalized”. Had the Company not participated in the SBA’s Paycheck Protection Program, the net result would have been an 86 basis point improvement to the September 30, 2020 tier 1 leverage capital ratio, increasing the ratio to 10.36%.

About Farmers & Merchants Bancorp
Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. We are the 13th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa, which converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 86 consecutive years and we have increased dividends for 56 consecutive years. As a result, we are a member of a select group of only 30 publicly traded companies referred to as “Dividend Kings.” Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 29 consecutive years, longer than any other commercial bank in the state of California. For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements
Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties, including the continued impact of COVID-19. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.